Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Moderna, Inc. 2018 Stock Option and Incentive Plan and the Moderna, Inc. 2018 Employee Stock Purchase Plan of Moderna, Inc. of our reports dated February 27, 2020, with respect to the consolidated financial statements of Moderna, Inc. and the effectiveness of internal control over financial reporting of Moderna, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 27, 2020